Exhibit 10.6

INTERCOMPANY SERVICE AGREEMENT

This Agreement effective January 1, 1999, by and between California Indemnity Insurance Company (hereinafter referred to as "CIIC"), a California Insurer, and Sierra Health Services, Inc., a Nevada corporation (hereinafter referred to as "SHS").

RECITALS

WHEREAS, CIIC desires to utilize certain management services which can be provided by SHS; and

WHEREAS, such an arrangement will achieve certain operating economies and improve services to the benefit of CIIC.

NOW THEREFORE, it is AGREED as follows:

1.       PERFORMANCE OF SERVICES AND FACILITIES

SHS agrees to provide and CIIC agrees to accept, certain executive, administrative, and other services that are customary and usual of an insurance company to enable CIIC to operate its business. Such services shall include, but are not limited to, the following. (Deletions or additions to the specific functions and services may be made by mutual agreement of the parties in writing):

         (a) Data Processing Services, including provision for necessary programming for present and new systems application. This will include use of data processing programs and hardware, all supplies, input, processing and output requirements, maintenance of access equipment and software, network support as may be required by CIIC. In addition, this includes reports operations and financial reports.

         (b) Tax Accounting services, including the preparation of and timely filing of tax returns with various applicable taxing authorities, all under the ultimate supervision of the Board of Directors and responsible officers of CIIC.

         (c) General Administrative and Facilities Services, including but not limited to mailroom, purchasing, phone receptionist, warehouse, storage and office lease management.

         (d) Actuarial, all under the ultimate supervision of the Board of Directors and responsible officers of CIIC.

         (e) Human resource and payroll services, including processing of payroll and keeping of appropriate records, advertising and recruiting costs for new or open positions, administration of health insurance, retirement and other benefits.

2.       RESPONSIBILITIES

SHS shall be responsible for the fitness of personnel for a particular position and shall use its best efforts to ensure that any person employed by it to provide services to CIIC shall have necessary and appropriate credentials, expertise, and personal qualities relative thereto. All services provided by SHS under this Agreement shall be subject to the direction and control and ultimate veto of the authorized officers of CIIC. All accounts, documents, files, vouchers, data, letters and all other papers and records created and maintained by SHS pursuant to this Service Agreement are the property of CIIC and shall be open at all times to inspection by CIIC or its designees upon reasonable notice and , upon termination of this Service agreement, shall be returned to CIIC if it so requests. However, SHS shall be permitted to make copies of such records at its expense.

3.       COMPENSATION

SHS shall, at its option, send invoices as often as monthly, but no less than annually, for all services provided hereunder and CIIC agrees to pay SHS within 10 calendar days after receipt unless it objects to such charges as provided below. The fees to be charged for all services hereunder shall be those actually incurred by SHS, or at the option of CIIC at its reasonable estimate of the cost directly to it if it staffed or performed such function directly (including all applicable benefit, overhead and related business costs), whichever is less, all pursuant to allocation reasonably applied to such services. The manner and method allocation shall be settled between SHS and CIIC on or before the end of the first quarter of any calendar year in which services are rendered under this Agreement and shall be specified in writing. Unless otherwise agreed allocation of staff services will be based upon actual time SHS personnel allocated to performing the services required but may be estimated for any particular services whose annual allocation would be less than $50,000. From time to time as is reasonable, SHS and CIIC will survey the actual costs of SHS in supplying the services hereunder and the method of allocation. In surveying the method of allocation the parties shall be guided by guidelines, if any published by the National Association of Insurance Commissioners .

CIIC also shall pay directly to SHS the amount of reasonable out of pocket expenses including reimbursement for travel and entertainment expense, etc., relating to CIIC.

SHS's determination of charges hereunder shall be presented to CIIC and if CIIC objects to any such determination, it shall so advise within thirty (30) days of receipt of notice of said determination. Unless the parties can reconcile any such objection, they shall agree to the selection of a firm of independent certified public accountants which shall determine the charges properly allocable to CIIC, and shall, within a reasonable time, submit such determination, together with the basis therefore, in writing to both parties whereon such determination shall be binding. The expenses of such a determination by a firm of independent certified public accountants shall be borne equally by both parties.

Each party shall be responsible for maintaining full and accurate accounting records of all services rendered and facilities used pursuant to this Agreement and such additional information as may reasonably be requested for purposes of the parties' bookkeeping and accounting operations.

4.       TERM

This Agreement or any part thereof shall remain in effect until terminated in whole or in part by either party upon giving one hundred eighty days (180) written notice to the other party.

5.       REPRESENTATION

Each of the parties represents to the other that it has proper authority to enter into, and be bound by and carry out the terms of this Agreement, that it is legally organized and in good standing under the laws of the various jurisdiction in which it does business, that it is not party to any agreement, oral or written, which is in violation of or in conflict with the terms hereof, and that it has no knowledge of any law or regulation which will make this agreement void or unenforceable.

6.       SEVERABILITY

In the event that any part of this Agreement is held to be invalid or unenforceable, then the remainder of this Agreement shall remain in full force and effect.

7.       ASSIGNMENT

Any rights pursuant hereto shall not be assignable by any party hereto, except by operation of law. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto, or their respective legal successors, any rights, remedies, obligations or liabilities, or to relieve any person other than the parties hereto or their respective legal successors, from any obligations or liabilities that would otherwise be applicable.

8.       GOVERNING LAW

This Agreement is made pursuant to and shall be governed by, interpreted under, and the rights of the parties determined in accordance with, the laws of the state of California.

9.       ARBITRATION

Any disputes hereunder shall be settled by binding arbitration in accordance with the general arbitration rules of the American Arbitration Association. Such arbitration shall take place in Las Vegas, Nevada. The decision of the arbitrators shall be final and no party shall have any right of appeal with respect thereto.

10.      NOTICES

All notices, statements or requests to be given hereunder shall be in writing and shall be deemed to have been duly given when delivered by hand to an officer of the other party, or when deposited with the U.S. Postal Service, as certified or registered mail, postage prepaid as follows:

California Indemnity Insurance Company
2716 North Tenaya Way
Las Vegas, Nevada 89128
Attention:        Chief Financial Officer

Sierra Health Services, Inc.
2724 North Tenaya Way
Las Vegas, Nevada 89128
Attention:        Chief Financial Officer

the or to such person or place as each party may from time to time designate by written notice sent as aforesaid.

IN WITNESS WHEREOF, the parties hereto intending to be legally bound hereby have executed this Agreement on the date first above written.

SIERRA HEALTH SERVICES,  INC.


BY:      s/Paul H. Palmer
         Paul H. Palmer
         Vice President, Chief Financial Officer and Treasurer

CALIFORNIA INDEMNITY INSURANCE COMPANY



BY:      s/John F. Okita
         John F. Okita
         Chief Financial Officer and Treasurer